EXHIBIT 99


                                            Contact:  Neil Lefort
                                            Vice President, Investor Relations
                                            (630) 527-4344

        MOLEX REPORTS RECORD REVENUE FOR 2004 FISCAL FOURTH QUARTER;
          REVENUE UP 33 PERCENT;  EARNINGS PER SHARE UP 88 PERCENT

Lisle, IL, USA - July 27, 2004 -- Molex Incorporated (NASDAQ:MOLX and MOLXA), a global electronic components company, today reported record revenue results for its fiscal fourth quarter, and a 22 percent revenue increase for its full fiscal year ended June 30, 2004. The Company also provided initial guidance for its fiscal year ending June 30, 2005.

Fourth Quarter Results
----------------------

Revenue was $631.8 million, an increase of $155.8 million, or 32.7 percent, over the prior year quarter. Revenue in local currencies increased 27.7 percent, as currency translation increased net revenue by approximately $22.0 million over the prior year quarter. Net income was $57.2 million for the fourth quarter, an increase of $55.2 million over the prior year quarter. The prior year quarter included a $28.6 million after-tax charge for restructuring costs and investment write-off. Net income increased 87 percent compared with the prior year quarter results excluding this charge. Earnings per share for the fourth quarter were $.30, compared with $.01 in the prior year. Excluding last year's charge, earnings per share increased 87.5 percent compared with the prior year quarter.
Currency translation increased income for the fourth quarter by $2.6 million.

Revenue in the Far East South region was $176.2 million, an increase of 46 percent, primarily driven by demand from the digital consumer, PC, and mobile phone markets, serving both local and multinational customers. In the Far East North region (Japan and Korea), revenue was $129.2 million, an increase of 20 percent in dollars and 10 percent in local currencies, driven by demand for advanced digital home entertainment products and high end mobile phones, all with substantial connector content. Revenue also continues to improve in the industrial market, especially for semiconductor inspection equipment. In the Americas, revenue of $185.5 million increased 18 percent, the strongest increase in several years, due to a broad
improvement in most segments.   In Europe, revenue of $125.9 million
increased 60 percent, also the strongest gain in several years. In this region, the recently completed acquisition of Connecteurs Cinch added revenue of $20.5 million and foreign currency translation, led by the strong euro, helped increase revenue by $7.7 million.

Gross profit margin for the fourth quarter further increased to 36.0 percent versus 32.6 percent in the prior year period, primarily due to higher manufacturing volumes. Gross profit margin also increased sequentially from the March quarter result of 35.5 percent. Pretax return on sales for the fourth quarter improved significantly to 12.2 percent compared with 8.6 percent in the prior year quarter, before last year's charge. Pretax return on sales also increased sequentially from the March quarter result of 11.0 percent. The effective tax rate for the quarter was 25.4 percent, as the Company adjusted the full fiscal year tax rate to 26.5 percent versus 27.0 percent recorded in the first nine months of fiscal 2004. Net return on sales for the fourth quarter increased to 9.1 percent, the highest quarterly result in several years.

Commenting on the fourth quarter, Joe King, Vice-Chairman and Chief Executive Officer, said, "We were very pleased to achieve a new record in revenue and what we believe were gains in market share. Profitability has improved sequentially this fiscal year, with the
9.1 percent net return on sales in the fourth quarter significantly above the 6.5 percent net return in the first fiscal quarter and the
8.0 percent recorded in the most recent fiscal third quarter."


Full Fiscal Year Results
------------------------

Revenue for the twelve months ended June 30, 2004 was $2.247 billion compared with $1.843 billion in the prior fiscal year period, a 21.9 percent increase. Net income of $176.0 million increased $91.1 million compared with last year's net income of $84.9 million. Last year's net income included the after-tax charge of $28.6 million recorded in the fourth fiscal quarter. Net income increased $62.6 million, or 55.2 percent compared with last year's net income of $113.4 excluding this charge. Earnings per share were $0.92 compared with $0.44 reported for the prior fiscal year.

The Company's order backlog on June 30, 2004 stood at $332.6 million, a 79.2 percent increase compared with $185.6 million a year ago. Without the impact of changes to currency rates, the current backlog would have been $323.8 million, an increase in local currency of 74.4 percent. The order backlog increased 26.4 percent sequentially from the third quarter. New orders for the fourth quarter of $680.3 million increased 12.2 percent sequentially from the third quarter and 45.0 percent compared with last year's fourth quarter. Included in new orders for the fourth quarter were $20.0 million due to the acquisition completed on April 2, 2004, and an estimated $25.0 million due to customers advancing orders in anticipation of an announced price increase. Without these two factors, new orders would have increased 35 percent from last year's fourth quarter and 5 percent sequentially from the third quarter.


Research and Development Expenditures and Capital Spending
----------------------------------------------------------

Research and development expenditures for the fourth quarter were $34.8 million compared with $27.9 million for the same period last year. Research and development expenditures for the twelve-month period were $119.0 million versus $117.0 million for the same period last year. Capital expenditures for the fourth quarter were $55.5 million versus $43.6 million for the same period last year. Capital expenditures for the twelve-month period were $189.7 million versus $171.2 million for the same period last year. Depreciation expense for the fourth quarter was $57.6 million versus $54.3 million for the same period last year.


FY05 and September Quarter Outlook
----------------------------------

Commenting on the '05 fiscal year, Joe King, Vice Chairman and Chief Executive Officer said, "We believe that the outlook in the majority of our global markets remains strong. While inventory in the supply chain has increased in recent months, this increase has occurred from historically low levels which we believe is reasonable, given the improvement in end markets. Looking forward, while demand beyond the short term remains difficult to predict, we are pleased with the level of orders in the June quarter and, certainly, the higher order backlog provides us with a tailwind heading into the new fiscal year. During fiscal year 2005, our management team will continue to focus on delivering additional profit leverage and increasing market share. Molex's financial position remains strong and is increasingly mentioned by our customers as a source of significant competitive advantage."

Based on these conditions, the Company expects that revenues for the full fiscal year ending June 30, 2005 will be in a range of $2,600 - $2,675 million, an increase of 16 - 19 percent over the full fiscal year ended June 30, 2004. These projections include revenue of $75 million related to the recently completed acquisition of Connecteurs Cinch. Based on these revenue expectations, net income is expected to grow faster than revenues due to leverage from the higher volume and a modestly lower level of price erosion. Earnings per share are expected to be in the range of $1.24 - $1.34, an increase of 35 - 45 percent over the $0.92 reported for fiscal year 2004. These earnings per share expectations assume a tax rate of 27.5 percent for the 2005 fiscal year compared with 26.5 percent for the 2004 fiscal year.

The Company estimates capital spending in fiscal year 2005 to be in a range of $215 - $225 million, primarily directed to revenue producing assets and expansion in lower cost locations.

For the current September quarter, which is traditionally the slowest due to seasonality, the Company estimates revenues in a range of $620
- $640 million and earnings per share in a range of $.26 - $29. This would represent strong growth of 25 - 27 percent in revenues and 50 - 70 percent in earnings per share, over last year's September quarter.


Stock Buyback Actions
---------------------

During the quarter, the Company repurchased 795,000 shares of MOLXA common stock at a total cost of $20.0 million. For the twelve months ended June 30, 2004, the Company has repurchased 2,740,000 shares for a total cost of $70.2 million. These purchases were completed under a $100 million Board authorization for the full fiscal year ended June 30, 2004.

Statements in this release that are not historical are forward-looking and are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Certain of these risks and uncertainties are set forth in Molex's 10-K and other documents filed with the Securities and Exchange Commission and include economic conditions in various regions, product and price competition and foreign currency exchange rate changes. Molex does not undertake to revise these forward-looking statements or to provide any updates regarding information contained in this release resulting from new information, future events or otherwise.

The Company's Annual Report, as well as news releases and other supplementary financial data is available by accessing the Company's website at www.molex.com. Certain reclassifications have been made to the financial statements for the year ended June 30, 2003 to conform to the fiscal 2004 classifications.

Note:     Molex will hold an Analysts Meeting on Wednesday, July 28,
2004. The location will be at the Wyndham Northwest Chicago, 400 Park Boulevard, Itasca, IL. The meeting will begin at 10:00 a.m. central and is scheduled to end at approximately 3:30 p.m. central.

Molex Incorporated is a 66-year-old manufacturer of electronic, electrical and fiber optic interconnection products and systems; switches; value-added assemblies; and application tooling. Based in Lisle, Illinois, USA, the Company operates 54 manufacturing facilities in 19 countries and employs approximately 21,225 people.



Editor's note: Molex is traded on the NASDAQ National Market System in the United States, on the London Stock Exchange and (MOLX) is included in the S&P 500 Index and the NASDAQ 100.







                              MOLEX INCORPORATED
            FOURTH QUARTER AND YEAR ENDED JUNE 30, 2004 and 2003
                       (In thousands except per share)



                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                  -------------------------------------------

                                      Quarter Ended           Year Ended
                                         June 30               June 30
                                    ------------------  ----------------------
                                      2004      2003       2004        2003
                                    --------  --------  ----------  ----------
                                         Unaudited       Unaudited    Audited

Net Revenue                         $631,817  $476,066  $2,246,715  $1,843,098
Gross Profit                         227,594   155,259     779,960     609,741
Selling and Administrative Expense   151,944   150,237     549,151     501,279
Interest Income, Net                    (498)   (1,609)     (3,748)     (8,166)
Other (Income)/Expense                  (707)    5,991      (5,335)      6,586
                                    --------  --------  ----------  ----------
Income Before Income Taxes            76,855       640     239,892     110,042
Taxes and Minority Interest           19,654    (1,324)     63,942      25,124
                                    --------  --------  ----------  ----------
Net Income                          $ 57,201  $  1,964  $  175,950  $   84,918
                                    ========  ========  ==========  ==========

As a Percentage of Revenues             9.1%      0.4%        7.8%        4.6%

Earnings Per Share                     $0.30     $0.01       $0.92       $0.44
Weighted Average Shares Outstanding  191,315   192,322     192,186     193,229



                      CONDENSED CONSOLIDATED BALANCE SHEET
                      ------------------------------------

                                                         June 30,    June 30,
                                                           2004        2003
                                                        ----------  ----------
                                                         Unaudited    Audited
ASSETS
Cash and Cash Equivalents                               $  234,431  $  178,976
Marketable Securities                                      104,223     171,235
Receivables                                                529,630     396,780
Inventories                                                265,344     179,256
Other Current Assets                                        35,016      35,866
                                                        ----------  ----------
Total Current Assets                                     1,168,644     962,113

Property, Plant & Equipment (net)                        1,022,378   1,007,948
Other Assets                                               381,324     359,809
                                                        ----------  ----------
                                                        $2,572,346  $2,329,870
                                                        ==========  ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities                                     $  428,464  $  356,148
Accrued Pension and Postretirement Benefits                 52,151      58,430
Long-Term Debt and Capital Leases                           14,039      13,137
Minority Interest                                            1,211         753
Other Non-Current Liabilities                               10,487       4,834
Shareholders' Equity                                     2,065,994   1,896,568
                                                        ----------  ----------
                                                        $2,572,346  $2,329,870
                                                        ==========  ==========











                              MOLEX INCORPORATED
               CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (In thousands)


                                                             Year Ended
                                                       -----------------------
                                                        June 30,     June 30,
                                                          2004         2003
                                                       ----------   ----------
                                                       Unaudited     Audited

CASH AND CASH EQUIVALENTS, Beginning of Period          $178,976     $213,477

OPERATING ACTIVITIES:
  Net income                                             175,950       84,918
  Add (deduct) non-cash items included in net income -
    Depreciation and amortization                        228,480      228,730
    Deferred income taxes                                 (7,698)     (31,412)
    Amortization of deferred unearned compensation        13,848       12,807
    Other charges to net income                            8,970       33,553
  Changes in assets and liabilities, excluding
   effects of acquisitions and foreign currency
   adjustments -
    Accounts receivable                                  (93,909)         836
    Inventories                                          (72,159)      (6,734)
    Accounts payable                                      40,555      (11,730)
    Other assets and liabilities                          (2,006)      (6,096)
                                                        ---------    ---------
      CASH PROVIDED FROM OPERATING ACTIVITIES            292,031      304,872

INVESTING ACTIVITIES:
 Capital expenditures                                   (189,724)    (171,193)
 (Increase) decrease in marketable securities             67,012      (71,387)
 Acquisition of business                                 (37,920)           -
 Other investing activities                                2,274       (6,645)
                                                        ---------    ---------
      CASH USED FOR INVESTING ACTIVITIES                (158,358)    (249,225)

FINANCING ACTIVITIES:
 Net decrease in debt                                     (8,891)      (1,710)
 Cash dividends paid                                     (19,022)     (19,214)
 Purchase of treasury stock                              (70,215)     (74,997)
 Other financing activities                               12,020        3,590
                                                        ---------    ---------
      CASH USED FOR FINANCING ACTIVITIES                 (86,108)     (92,331)

EFFECT OF EXCHANGE RATE CHANGES ON CASH
 AND CASH EQUIVALENTS                                      7,890        2,183
                                                        ---------    ---------

CASH AND CASH EQUIVALENTS, End of Period                $234,431     $178,976
                                                        =========    =========